Exhibit 99.1

ClearPoint Neuro, Inc.
Executive Officer and Director Stock Ownership Guidelines

As adopted on June 25, 2021

Statement of Policy

The Board of Directors (the “Board”) of ClearPoint Neuro, Inc. (“CLPT” or the “Company”) has adopted these stock ownership guidelines to further align the interest of the Company’s executive officers and directors with the interests of its stockholders and to promote CLPT’s commitment to sound corporate governance.

Definitions

“Executive Officers” means the officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”).

“Outside Directors” means all non-employee members of the Board.

Stock Ownership Guidelines for Executive Officers

Each of CLPT’s Executive Officers is required to hold shares of CLPT common stock as follows, based on the Executive Officer’s title:

Title	Ownership Guideline
Chief Executive Officer	Shares having a value equal to 500% of the Chief Executive Officer’s base salary
Executive Officers (excluding the Chief Executive Officer)	Shares having a value equal to 300% of such Executive Officer’s base salary

Executive Officers are required to achieve the above level of ownership within five years of the later of the date these guidelines were adopted or the date the person was initially designated an Executive Officer of the Company.

Holding Requirement for Executive Officers

Until the guideline ownership is achieved, each Executive Officer is encouraged to retain at least fifty percent (50%) of the net shares obtained through the Company’s stock plans. Net shares are the number of shares from the sale of stock options or the vesting of restricted stock or restricted stock units less the number of shares the Executive Officer sells to cover the exercise price of stock options and sells or has withheld to pay taxes.

Stock Ownership Guidelines for Outside Directors

Each of CLPT’s Outside Directors is required to hold shares of CLPT common stock having a value equal to at least 400% of the annual base retainer paid to Outside Directors for service on the Board, excluding additional committee retainers, if any.

Outside Directors are required to achieve the above level of ownership within five years of the later of the date these guidelines were adopted or the date the person first became an Outside Director of the Company.

Compliance with Guidelines

Shares that count toward satisfaction of these guidelines include:

●	shares owned outright by the Executive Officer or Outside Director or his or her immediate family members residing in the same household, regardless of the method of acquisition (e.g. market purchase, employee stock purchase plan purchase, vested restricted stock, shares received on vesting of restricted stock unit, shares held from an option exercise, etc.);
●	shares subject to vested stock options and other awards under the Company’s compensation plans (collectively, “Award Shares”) awarded to such Executive Officer or Outside Director; and
●	shares held in trust for the benefit of the Executive Officer or Outside Director or his or her immediate family members residing in the same household. Due to the complexities of trust accounts, requests to include shares held in trust should be submitted to the Secretary. The Nominating and Governance Committee will make the final decision as to whether to include those shares.

Unvested stock options, unvested restricted stock and unvested restricted stock units do not count toward satisfaction of these guidelines.

The value of the Executive Officer’s or Director’s owned equity (other than vested stock options) will be determined as the product of (a) the number of shares and Award Shares (other than vested stock options) owned or held in trust and (b) the highest share price over the prior 12 month period shall be considered.

The value of the Executive Officer’s or Director’s vested stock options will be determined as 65% of the excess of (i) the product of (a) the number of vested stock options owned or held in trust and (b) the highest share price over the prior 12 month period shall be considered, less (ii) the aggregate exercise price (or base price) applicable to outstanding vested stock options.

Administration

The Corporate Governance and Nominating Committee of the Board (the “Committee”) will review stock ownership levels of each Executive Officer and Outside Director on an annual basis. Share prices of the Company’s common stock can be volatile. Consequently, when reviewing whether an Outside Director or Executive Officer is in compliance with these guidelines, the highest share price over the prior 12 month period shall be considered. In addition, the Committee may consider other consequences applicable to a person who does not comply with these guidelines, including making payments of compensation otherwise payable in cash (such as annual bonuses) in shares.

The Committee reserves the right to modify or amend these guidelines at any time.

Exceptions

These guidelines may be waived for Executive Officers or Outside Directors, at the discretion of the Committee, if compliance would create hardship or prevent an Executive Officer or Outside Director from complying with a court order, as in the case of a divorce settlement. It is expected that these instances will be rare.